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                                                                    EXHIBIT 14.1

                         SYNOVIS LIFE TECHNOLOGIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
              FOR THE CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL
                                    OFFICERS

      Synovis Life Technologies, Inc. and its subsidiaries (the "Corporation") have adopted a Code of Business Conduct and Ethics applicable to all directors and employees of the Corporation. The Chief Executive Officer (CEO) and all senior financial officers, including the Chief Financial Officer and principal accounting officer of Synovis, are bound by the provisions set forth therein. In addition to the Code of Business Conduct and Ethics, the CEO and senior financial officers of Synovis are subject to the following additional specific policies:

1. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Corporation with the Securities and Exchange Commission and in other public communications made by the Corporation. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Audit Committee any material information he or she may become aware of that affects the disclosures made by the Corporation in its public filings or communications and to otherwise assist the Audit Committee in fulfilling its responsibilities.

2. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Corporation's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation's financial reporting, disclosures or internal controls.

3. The CEO and each senior financial officer shall promptly bring to the attention of the Corporation's legal counsel, the CEO and the Audit Committee any information he or she may have concerning any violation of the Corporation's Code of Business Conduct and Ethics or these additional policies, including any actual or apparent conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in the Corporation's financial reporting, disclosures or internal controls.

4. The CEO and each senior financial officer shall promptly bring to the attention of the Corporation's legal counsel, the CEO, and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Corporation and the operation of its business, by the Corporation or any agent thereof.

5. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the CEO and

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                         SYNOVIS LIFE TECHNOLOGIES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
              FOR THE CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL
                                    OFFICERS

      the senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

This Code neither constitutes nor should be construed to constitute a contract of employment for a definite term or a guarantee of continued employment. Employment with the Corporation is at-will unless otherwise agreed to in writing between the Corporation and the Employee.

Approved by the Synovis Life Technologies, Inc. Board of Directors on August 31, 2006.